Exhibit 99.1

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-1, together with any and all amendments or supplements thereto, of Houlihan Lokey, Inc., a California corporation (the “Company”), as a person who has agreed to serve as a director of the Company upon closing of the offering and the inclusion of my biographical information in the Registration Statement.  I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated:

/s/ Robert J.B. Lenhardt
Name: Robert J.B. Lenhardt